Exhibit 10.1

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (the “Agreement”) is made and entered as of 16th June 2004, by and among:

Mr. Zou Jingchen (“Zou”):	Addresss: Rm 5, Blk 18, No.14 DongFeng EastRoad, PanLong District, KunMing, YunNan, China
ID No. 530103620606291
Tel: 13302068348
Ms. Tian Jinmei (“Tian”):	Addresss:No.19 BaiTa Road, PanLong District, KunMing, YunNan. China
ID No. 530103780603298
Tel: 0086871-4603928
Mr, Li Yin (“Li”)	Addresss:Rm1-7, Blk 9, No.14 DongFeng EastRoad, PanLong District, KunMing, YunNan, China
ID No. 530103711220297
Tel: 13820906603
Ms.Wu Fengzheng (“Wu”):	Addresss:Blk 12, worker new-village, WuHua & PanLong District, KunMing, YunNan, China
ID No. 530102196212052427
Tel: 13888878870

DEFINITIONS

A.    “Company” shall mean Tianjin Chengtai International Trading Ltd., a corporation organized and existing under the laws of China, having its registered office at Room 503, No.18 Guo Mao Road, Free Trade Zone, Tianjin China , which is jointly invested by Tian and Li.

RECITALS

A.    Zou desires to acquire, and Tian desires to sell to Zou, all of her shares in the Company.

B.    Li, as a shareholder of the Company, agree to renounce his preempt interest in acquiring the shares. The Board of Directors of the Company has determined that transferring the shares owned by Tian to Zou (the “Transactions”) are fair to, and in the best interests of, the Company and its shareholders, and agreed to pursuant to the terms and condition as stated in this Agreement.

C.    Wu desires to acquire, and Li desires to sell to Wu, all of his shares in the Company

D.    Tian, as a shareholder of the Company, agree to renounce his preempt interest in acquiring the shares. The Board of Directors of the company has determined that transferring the shares owned by Li to Wu (the “Transactions”) are fair to, and in the best interests of, the Company and its shareholders, and agreed to pursuant to the terms and condition as stated in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1.     Organization of the Company

The Company has a register capital of 7.50 Millions Reminbi, which Tian and Li invested and owned 90% and 10% of the shares respectively.

2.     Representations and Warranties of Tian

2.1.     Tian hereby warrants that all the representation and warranties shall be correct and true as follows:

2.1.1.       Tian has the right and power to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, and has the right to legal transfer its shares to Zou.

2.1.2.       The Company is duly qualified or licensed to do business according the law of China, PRC, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.  It is in compliance with the terms of all Authorizations and all laws, ordinances regulations and decrees which to the Company’s knowledge are applicable to the Business

2.1.3.       The Company shall renew its business licenses every year from the related business administration department.

2.1.4.       All shareholders have invested their shares of equity capital to the Company

2.1.5.       The audited consolidated balance sheets of the Company as of December 31, 2003, and the related audited statements of operations, consolidated changes in shareholders’ equity and consolidated statements of cash flows for the year then ended, together with all related notes and schedules thereto represents true and complete financial status of the the Company

2.1.6.       The Company controls all rights on its assets and capitals. No third parties hold any remedy, claim, liability, reimbursement, cause of action, or any other right.

2.1.7.       The Company does not have any debts, liabilities or obligations of any nature as of the date of signed of this Agreement and transfer of the shares of the Company to Zou.

2.1.8.       With respect to all leased property that the Company lease, the Company has good and clear record and marketable title to such parcel, free and clear of any Lien, easement, covenant or other restriction. The Company shall continue to hold the rights to use and lease the property after the transfer of shares.

2.1.9.       The Company has timely paid and will timely pay all Taxes required to be paid on or before the Transaction for all periods up to.  There is no taxation liability as of the date of signed of the Agreement.

2.1.10.     There are no disputes or collective labor negotiation involving the Company as of the date of signed of the Agreement.

2.1.11.     To the Company’s knowledge after reasonable investigation, the Company has not been sued or charged or been a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any intellectual property rights.

2.1.12.     There is no litigation, grievance, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any property or asset owned or used by the Company.

2.1.13.     The Company shall continue its operations and daily business activities carefully during the period between sign of the Agreement and registration on changes of shareholders of the Company, and Zou takes over of the company seal and account book.

2.1.14.     During the period between sign of the Agreement and registration on changes of shareholders of the Company, and Zou takes over of the company seal and account book, Tian and the Company shall not engage in sale and mortgage of any fixed assets of the Company.

2.1.15.     Tian and company invested by Tian, including subsidiaries and joint venture companies, shall not involve directly or indirectly in the same businesses of the Company after its withdrawal of the Company.

3.     Representations and Warranties of Li

Li hereby warrants that all the representation and warranties shall be correct and true as of the Representations and Warranties of Tian as set forth.

4.     Declaration of Other Shareholders of the Company

Li agrees to amend the constitution of the Company at the time when applying for change of company’s shareholders.  The amendment shall include but not limited to the followings:

4.1.     Set up an Executive Director position, and Zou shall take this position with a tenure of 3 years.

4.2.     Set up a General Manager position under the employment of the Company, which Zou shall assign the candidate.

4.3.     Set us a Chief Financial Officer position under the employment of the Company, which Zou shall assign the candidate.

Tian agrees to amend the constitution of the Company at the time when applying for change of company’s shareholders, which Wu become the new shareholder of the Company  The amendment shall include but not limited to the provisions same as above.

5.     Purchase and Sale of Stock

5.1.     Tians agrees to sale and transfer all its interests of the Company to Zou.

Upon the transaction is completed, Zou shall possess 90% shares of the Company and Tian will no longer hold any rights of the Company.

Zou shall obtain all the rights and interests from the shares upon the signed of this Agreement.

5.2.     Li agrees to sale and transfer all its interests of the Company to Wu

Upon the transaction is completed, Wu shall possess 10% shares of the Company and Li will no longer hold any rights of the Company.

Wu shall obtain all the rights and interests from the shares upon the signed of this Agreement.

6.     Purchase Price and Payment

6.1.     Tian sells all her shares of the Company for a total purchase price of 1.35

Millions USD; Li sells all his shares of the Company for a total purchase price of 0.15 Millions USD.

6.2.     Zou and Wu shall own all the rights and interests according to the ratio of its shareholding of the Company upon the date of the execution of this Agreement, where Tian and Li will no longer possess any rights set forth.

6.3.     Zou shall provide one time payment to Tian and Wu shall also provide one time payment to Li for acquisition of the shares of the Company within 30 days after the signed of this Agreement.

7.      Fees and Expenses

7.1.     Each party will pay all of his, her or its own expenses in connection with the negotiation of this Agreement, the performance of his, her or its obligations hereunder the consummation of the transactions contemplated hereby.

7.2.     Tian and Li shall be responsible all charges imposed on examining the documentation of this Agreement.

8.      Tax and Legal Matters

8.1.     Tian and Li shall be responsible for all tax liability prior to the signed of the Agreement, which has not been account in the taxpaying reserve.

8.2.     Tian and Li understands that according to the laws of China, PRC, they shall be responsible for their own tax liability that may arise as a result of the sale of stocks transfer.

9.      Indemnification

Shall failure by such Tian and Li failed to perform any of his or her covenants or agreements contained in this Agreement, Zou and Wu shall have to right to terminate this Agreement.

10.    Confidentiality

Confidential Information of each party will be used by the other party solely for the purposes permitted by the Agreement.  All confidential Information will be received and held in confidence by the receiving party, subject to the provisions of this agreement. Unless other provided for in writing by the other Parties, each of the parties shall, during the term of this agreement, thereafter, maintain in confidence, and shall use only in furtherance of the purpose of this Agreement, all confidential and trade secret information supplied to it and indicated as such by the other Party, known as such by it or commonly treated as such by commercial enterprises.

11.    Force Majeure

Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay norfailure is caused by causes beyond its control and without the fault or negligence of the delayed or non performing party orits subcontractors.

12.    Arbitration

12.1.   This Agreement shall be governed in all respects by the laws of China, PRC with regard to principles of conflicts of law.

12.2.   The parties will attempt in good faith to resolve any dispute arising out of or relating to this agreement promptly by negotiation between or among representatives who have authority to settle the controversy.  All disputes, claims, and questions regarding the rights and obligations of the parties under the terms of this agreement are subject to arbitration.

13.    General Provisions

13.1.   This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, promises, supplementary documentations and/or agreements entered into prior to this Agreement with respect to the subject matter hereof.

13.2.   No other agreement hereafter in any way modifying or supplementing this Agreement will be binding unless confirmed in writing by the Parties or as otherwise stipulated in this Agreement.

13.3.   Shall any provisions of this Agreement be invalid or unenforceable, both parties shall attempt in good faith to negotiate and come into an agreement on a valid and enforceable provision, which is on the verge of the objectives of the original invalidate and unenforceable provisions.

13.4.   If any changes in laws and regulation which causes any provision of this Agreement to be invalid, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of both parties shall be construed and enforced accordingly.

13.5.   Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.

14.    Miscellaneous

14.1.   There are six (6) copies of this Agreement.  Each party shall retain one (1) copy and whereas each copy shall have the same legal binding subsequent to the endorsement of the Agreement.  Two (2) copies are for application of approval and change of registry.

14.2.   This Agreement shall be effective upon the fulfillment of the conditions hereunder:

14.2.1.     This agreement shall be signed by the duly authorized representatives of the Company.

14.2.2.     This Agreement shall be approved by related government department. There shall not be any amendment or any additional terms and provisions being added after approval.

14.2.3.     If the related government department tables an amendment proposal, both parties shall start negotiation to resolve the problems.  The new term shall not be limited to the suggested proposal of the government department.  The amended Agreement shall be submitted to the government department for approval according to the requirement as set forth in 14.2.2 before signed and implemented by both parties.

14.2.4.     Shall the approval being granted by the government department, Zou, Tian and the Other Shareholders of the Company shall promptly apply for change of shareholders and new business license from the Commerce Department.

15.    Notices

Any notice, demand or request required or permitted to be given by the Seller, the Purchaser or the Company pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or, if sent by mail, at the earlier of its receipt.

Any changes of the notify address, tel. no., fax. No. and contact person as set forth in the Agreement, the party shall inform the other parties in writing 15 days before the validity of new contact information.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first above written.

/s/ Zou, Jingchen
Zou, Jingchen

/s/ Ms. Tian Jinmei
Ms. Tian Jinmei

/s/ Mr, Li Yin
Mr, Li Yin

/s/ Ms.Wu Fengzheng
Ms.Wu Fengzheng